UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

FILED BY THE REGISTRANT ☐

FILED BY A PARTY OTHER THAN THE REGISTRANT ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

ALCO STORES, INC.

(Name of Registrant as Specified In Its Charter)

MILWAUKEE PRIVATE WEALTH MANAGEMENT, INC.
VI CAPITAL FUND, LP
VI CAPITAL MANAGEMENT, LLC
DAVID W. POINTER
CHARLES M. GILLMAN
JOHN M. CLIMACO
DILIP SINGH
JEFFREY GEYGAN
STANLEY B. LATACHA
ROBERT J. SARLLS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Milwaukee Private Wealth Management, Inc. (“MPWMI”) and VI Capital Fund, LP (“VICF”, and together with MPWMI, “CAS”), together with the other participants named herein, intend to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of stockholders of ALCO Stores, Inc., a Kansas corporation (the “Company”).

In consideration thereof, the press release publicly announcing the intentions of CAS can be found attached as Exhibit 1 hereto, and information concerning the members of CAS and participants named herein can be found attached as Exhibit 2 hereto.

CAS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

2

Exhibit 1

Concerned ALCO Stockholders Joins with Milwaukee Private Wealth
Management, Inc. to Solicit Proxies for a Combined Slate of Highly
Qualified Director Candidates at ALCO Stores’ Annual Meeting

New York, NY — Concerned ALCO Stockholders (“Concerned ALCO Stockholders”, “CAS” or “we”), a group led by David Pointer and Dilip Singh, are happy to announce today that a group led by Milwaukee Private Wealth Management, Inc. (“MPWMI”) and Jeffrey Geygan has agreed to join CAS in its efforts to give stockholders of ALCO Stores, Inc. (Nasdaq: ALCS) (“ALCO”) the opportunity to vote for a slate of highly qualified director candidates at ALCO’s 2014 Annual Meeting of Stockholders.  CAS will now be led by Jeffrey Geygan, David Pointer, and Dilip Singh.

CAS is a group dedicated to maximizing stockholder value and improving corporate governance at ALCO. New CAS member Jeffrey Geygan expressed agreement with David Pointer’s support of ALCO CEO Richard Wilson and his team, as well as CAS’ view that a reconstituted Board of Directors (“Board”) will benefit all ALCO stakeholders, including customers, employees, and shareholders.  For this reason, CAS intends to mail out its own proxy statement ahead of the 2014 Annual Meeting of Stockholders to solicit support for the election of the following five highly qualified director candidates: Stanley B. Latacha and Robert J. Sarlls, who were previously nominated by MPWMI, and John M. Climaco, David W. Pointer, and Dilip Singh, who were previously nominated by Concerned ALCO Stockholders.

Concerned ALCO Stockholders believes that stockholders should have the opportunity to elect a new Board, instead of simply voting for the slate hand-picked by the incumbent Board. CAS’ proxy statement will explain the strengths and relevant experiences of each of its nominees.

Concerned ALCO Stockholders is not currently soliciting votes, and is only providing information concerning its intentions.

Jeffrey Geygan is a long-term shareholder of ALCO and President/CEO of an Investment Research & Advisory firm.  David Pointer is the founder and Managing Partner of an Investment Advisory firm and shareholder of ALCO. Dilip Singh is an experienced public company board member who has created wealth for stockholders across a number of industries.

Investor Contacts:

John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11

Exhibit 2

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The participants in the proxy solicitation are MPWMI, VICF, VI Capital Management, LLC (“VI Capital Management”), John M. Climaco, Jeffrey Geygan, Charles M. Gillman, Stanley B. Latacha, David W. Pointer, Robert J. Sarlls and Dilip Singh (collectively, the “Participants”).

As of the date of this filing, MPWMI beneficially owns 135,873 shares of common stock, par value $.0001 per share (the “Common Stock”) of the Company.  Mr. Geygan, as President and Chief Executive Officer of MPWMI, may be deemed to beneficially own the 135,873 shares of common stock beneficially owned by MPWMI.

As of the date of this filing, VICF beneficially owns 14,224 shares of Common Stock.  VI Capital Management, as the general partner of VICF, may be deemed to beneficially own the 14,224 shares of Common Stock beneficially owned by VICF.  Mr. Pointer, as the sole managing member of VI Capital Management, may be deemed to beneficially own the 14,224 shares of Common Stock beneficially owned by VI Capital Management.  Mr. Gillman may be deemed to beneficially own 22,500 shares of Common Stock.

As of the date of this filing, none of Messrs. Climaco, Latacha, Sarlls and Singh beneficially own any shares of Common Stock.

The Participants, and certain of their respective affiliates may each be deemed to be a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), which group beneficially owns 172,597 shares of Common Stock of the Company, representing approximately 5.3% of the Company’s outstanding Common Stock as of the date hereof1.  However, neither the fact of this filing nor anything contained herein shall be deemed to be an admission by any of such parties that it is the beneficial owner of any shares of common stock beneficially owned by any of the other parties, except as otherwise disclosed herein.

1 Based upon 3,258,163 shares of outstanding common stock, which is the total number of shares of common stock of the Company outstanding as of December 17, 2013 reported in the Company’s Quarterly Report in Form 10-Q filed with the Securities and Exchange Commission on December 18, 2013.